Exhibit 99.1

Technical Communications Corporation Reports Results for Fiscal 2003

    CONCORD, Mass.--(BUSINESS WIRE)--Nov. 20, 2003--Technical Communications Corporation (NASDAQ OTC BB: TCCO.OB) today announced its results for the fiscal year ended September 27, 2003. The Company reported revenue of $4,051,000 and net income of $457,000, or $0.34 per share, for the year, as compared to revenue of $3,717,000 and a net loss of $(962,000), or $(0.72) per share, for fiscal 2002. For the quarter ended September 27, 2003, the Company reported net income of $185,000 or $0.13 per share on revenue of $915,000, as compared to net income of $137,000 or $0.10 per share on revenue of $1,165,000 for the same period in fiscal 2002.
    Commenting on the results, TCC President and CEO Carl Guild said, "We are pleased with our return to profitability this fiscal year. The Company's financial performance demonstrates the result of our efforts over the past eighteen months to control costs and generate consistent revenues. We believe this performance will continue into fiscal 2004 and expect that our traditional international markets will provide stability in our revenue levels. We will continue to monitor our cost structure and modify it as appropriate."
    With regard to revenue performance Mr. Guild said, "New opportunities to provide TCC CipherONE(TM) encryption technology via engineering services contracts were part of our fiscal 2003 revenue. The continuation of existing contracts as well as new technology contracts is expected in fiscal 2004. Our backlog improved with the receipt of a $1,000,000 foreign order to provide an upgraded encryption algorithm for a long-standing customer and we expect to deliver this order by the end of 2004. TCC continues to make progress in the introduction of TCC's secure voice communications systems into new foreign government applications."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's proven security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.
    Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and future earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates", "believes", "expects", "may", "plans" and "estimates", among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended September 28, 2002, and the Company's quarterly reports on Form 10-QSB for the fiscal quarters ended December 28, 2002, March 29, 2003 and June 28, 2003.




                 Technical Communications Corporation
               Condensed consolidated income statements

                                                   Quarter ended
                                              9/27/03         9/28/02

Net sales                                    $915,000      $1,165,000
Gross profit                                  500,000         773,000
S, G & A expense                              317,000         459,000
Product development costs                           -         175,000
Operating income                              183,000         139,000
Net income                                   $185,000        $137,000
Net income per share:
          Basic and diluted                     $0.13           $0.10

                                                    Year ended
                                              9/27/03         9/28/02

Net sales                                  $4,051,000      $3,717,000
Gross profit                                2,505,000       2,254,000
S, G & A expense                            1,490,000       2,063,000
Product development costs                     567,000       1,168,000
Operating income (loss)                       448,000        (977,000)
Net income (loss)                            $457,000       $(962,000)
Net income (loss) per share:
          Basic and diluted                     $0.34          $(0.72)


                 Condensed consolidated balance sheets

                                              9/27/03         9/28/02

Cash                                       $1,098,000        $438,000
Accounts receivable, net                      270,000         272,000
Inventory                                   1,189,000       1,371,000
Other current assets                          101,000         155,000
        Total current assets                2,658,000       2,236,000
Property and equipment, net                   109,000         184,000
                                            ---------       ---------
                                           $2,767,000      $2,420,000

Accounts payable                             $106,000        $189,000
Accrued expenses and
  other current liabilities                   478,000         505,000
        Total current liabilities             584,000         694,000
Total stockholders' equity                  2,183,000       1,726,000
                                            ---------       ---------
                                           $2,767,000      $2,420,000

    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             www.tccsecure.com